As filed with the Securities and Exchange Commission on December 14, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Black Creek Industrial REIT IV Inc.

(Exact name of registrant as specified in its charter)

Maryland	47-1592886
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Equity Incentive Plan of Black Creek Industrial REIT IV Inc.

(Full title of the plan)

Dwight L. Merriman III

Managing Director and Chief Executive Officer

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone (303) 228-2200

(Name, address, and telephone number, including area code, of agent for service)

copies to:

Alice L. Connaughton, Esq. Greenberg Traurig, LLP 2101 L Street, NW Washington, DC 20037 (212) 331-3100	Joshua J. Widoff, Esq. Black Creek Industrial REIT IV Inc. 518 Seventeenth Street, 17th Floor Denver, Colorado 80202 (303) 228-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class I Common Stock, $0.01 par value per share	2,000,000 shares	10.0565	$20,113,000	$2,438

(1)                  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Black Creek Industrial REIT IV Inc. (the “Registrant”) that become issuable under the Equity Incentive Plan of the Registrant by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Registrant.

(2)                  The proposed maximum offering price per share was estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share is the net asset value per share calculated in accordance with the Registrant’s valuation policies as of November 30, 2018, the latest practicable date prior to the date of filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.                       Incorporation of Documents by Reference.

Black Creek Industrial REIT IV Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)                  The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)                  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                          Description of Securities.

This Registration Statement covers Class I shares of the Registrant’s common stock issuable pursuant to awards granted under the Registrant’s Equity Incentive Plan.  The following is a summary of the material terms of the Class I shares of the Registrant’s common stock as set forth in its charter and is qualified in its entirety by reference to its charter. Under its charter, the Registrant has authority to issue a total of 1.7 billion shares of capital stock. Of the total number of shares of capital stock authorized, 1.5 billion shares are classified as common stock with a par value of $0.01 per share, including 225.0 million shares classified as Class I shares, 1.2 billion shares classified as Class T shares and 75.0 million shares classified as Class W shares, and 200.0 million shares are classified as preferred stock with a par value of $0.01 per share. The Registrant’s board of directors, with the approval of a majority of the entire board and without any action by its stockholders, may amend its charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that the Registrant has authority to issue.

Common Stock

The holders of shares of the Registrant’s common stock are entitled to one vote per share on all matters voted on by stockholders, including election of its directors. The Registrant’s charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of the Registrant’s common stock can elect its entire board of directors. Subject to any preferential rights of any outstanding class or series of preferred stock, the holders of shares of the Registrant’s common stock are entitled to such distributions as may be authorized from time to time by its board of directors out of legally available funds and declared by the Registrant and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All issued shares of the Registrant’s common stock will be fully paid and non-assessable shares of common stock. Holders of shares of the Registrant’s common stock will not have preemptive rights, which means that holders will not have an automatic option to purchase any new shares of common stock that the Registrant issues, and generally will not have appraisal rights unless the Registrant’s board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Stockholders are not liable for the acts or obligations of the Registrant.

The Registrant will not issue certificates for shares of its common stock. Shares of the Registrant’s common stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. DST Systems, Inc. acts as the Registrant’s registrar and as the transfer agent for shares of its common stock. Transfers can be effected simply by mailing a transfer and assignment form, which the Registrant will provide at no charge, to:

For regular mail:	For overnight deliveries:
Black Creek Group	Black Creek Group
P.O. Box 219079	c/o DST Systems, Inc.
Kansas City, MO 64121-9079	430 W. 7th Street, Suite 219079
Kansas City, MO 64121-9079\

Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, merger, dissolution or winding up of the Registrant, or any liquidating distribution of the Registrant’s assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class T shares, Class W shares and Class I shares in proportion to the respective net asset value (“NAV”) per share for each class until the NAV per share for each class has been paid. The Registrant will calculate the NAV per share as a whole for all Class T shares, Class W shares and Class I shares and then will determine any differences attributable to each class. The Registrant expects the NAV per share of each Class T share, Class W share and Class I share to be the same. Each holder of shares of a particular class of common stock will be entitled to receive, proportionately with each other holder of shares of such class, that portion of the aggregate assets available for distribution to such class as the number of outstanding shares of the class held by such holder bears to the total number of outstanding shares of such class then outstanding.

The Registrant has authorized and reserved an aggregate maximum of 2,000,000 shares of common stock for issuance under the Equity Incentive Plan. Any class of stock may be issued in the discretion of the Registrant’s board of directors. However, unless and until the Registrant’s board of directors determines otherwise, all stock issued under the Equity Incentive Plan will consist of Class I shares.

Preferred Stock

The issuance of preferred stock must be approved by a majority of the Registrant’s independent directors who do not have an interest in the transaction and who have access, at the Registrant’s expense, to its legal counsel or to independent legal counsel. The Registrant’s charter authorizes its board of directors to classify and reclassify any unissued shares of its common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Registrant’s board of directors is required by the Maryland General Corporation Law and by its charter to set, subject to its charter restrictions on transfer of its stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Thus, the Registrant’s board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of the Registrant’s common stock and therefore may adversely affect their economic interest. The Registrant’s board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. The Registrant’s board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the common stockholders.

Meetings, Special Voting Requirements and Access to Records

An annual meeting of the Registrant’s stockholders will be held not less than 30 days after delivery of its annual report. The Registrant’s board of directors, including the independent directors, will take reasonable steps to insure that this requirement is met. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman of the board, the chief executive officer or the president and must be called by the secretary to act on any matter that may be properly considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of all the votes entitled to be cast on such matter at such meeting. The presence of at least 50% of the outstanding shares of the

Registrant’s common stock entitled to vote either in person or by proxy shall constitute a quorum. Generally, the affirmative vote of a majority of the votes cast on a matter is necessary to take stockholder action, except that a majority of the outstanding shares entitled to vote represented in person or by proxy at a meeting at which a quorum is present is required to elect a director and except for the matters described in the next paragraph, which must be approved by the affirmative vote of a majority of the shares entitled to vote on the matter.

Under the Maryland General Corporation Law and the Registrant’s charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (i) the amendment of the Registrant’s charter, (ii) dissolution of the Registrant, (iii) the Registrant’s merger into another entity, consolidation, a statutory share exchange or the sale or other disposition of all or substantially all of its assets, and (iv) the removal of the Registrant’s directors.

The Advisory Agreement, including the selection of the Advisor, is approved annually by the Registrant’s directors including a majority of the independent directors. While the stockholders do not have the ability to vote to replace the Advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors, to remove a director from the board of directors. An alphabetical list of the names, addresses and telephone numbers of the Registrant’s stockholders, along with the number of shares of its common stock held by each of them, shall be maintained as part of the Registrant’s books and records and shall be available for inspection by any stockholder or the stockholder’s designated agent at the Registrant’s office. The stockholder list shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the list shall be mailed to any stockholder who requests the list within 10 days of the Registrant’s receipt of the request. A stockholder may request a copy of the stockholder list in connection with matters relating to, without limitation, voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay the reasonable costs of postage and duplication. In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, the Registrant is required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at the Registrant’s option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If a proper request for the stockholder list is not honored, then the requesting stockholder shall be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder shall not have the right to, and the Registrant may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of sales or using the list for a commercial purpose or any other purpose not related to the requesting stockholder’s interest in the affairs of the Registrant.

In addition, pursuant to the Registrant’s charter, any stockholder and any designated representative thereof shall be permitted access to its corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Under Maryland law, stockholders are therefore entitled to inspect and copy only the Registrant’s bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of the amount of stock and securities issued by the Registrant during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Statements of stock and securities will only include the number of shares issued during the period and the consideration received per share, in conformity with Maryland law, and will not include any personal identifying information concerning the holders of the shares. Requests to inspect and/or copy the Registrant’s corporate records must be made in writing. It is the policy of the Registrant’s board of directors to comply with all proper requests for access to its corporate records in conformity with its charter and Maryland law.

Tender Offers

The Registrant’s charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide the Registrant notice of such tender offer at least 10 business days before initiating the tender offer. The Registrant’s charter also prohibits any stockholder from transferring shares of its common stock to a person who makes a tender offer which does not comply with the provisions set forth above unless such stockholder has first offered such shares of the Registrant’s common stock to it at the tender offer price offered in the non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of the Registrant’s expenses in connection with enforcing its charter provisions concerning that offeror’s noncompliance.

Restriction on Ownership of Shares of Capital Stock

In order for the Registrant to qualify as a REIT, no more than 50% in value of the outstanding shares of its common stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code of 1986 (the “Code”), by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of the Registrant’s common stock must be owned by 100 or more persons independent of the Registrant and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding the Registrant’s first taxable year in which the Registrant qualifies as a REIT. In addition, the Registrant must meet requirements regarding the nature of its gross income, composition of its assets, amount of distributions and various other tests in order to qualify as a REIT. One of these requirements is that at least 75% of the Registrant’s gross income for each calendar year must consist of rents from real property and income from other real property investments (and a similar test requires that at least 95% of the Registrant’s gross income for each calendar year must consist of rents from real property and income from other real property investments together with certain other passive items such as dividend and interest). The rents received by the Registrant’s operating partnership, BCI IV Operating Partnership LP (the “Operating Partnership”) from any tenant will not qualify as rents from real property, which could result in the Registrant’s loss of REIT status, if it owns, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. In order to assist the Registrant in preserving its status as a REIT, among other purposes, the Registrant’s charter provides generally that (i) no person may beneficially or constructively own shares of common stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of common stock; (ii) no person may beneficially or constructively own shares in excess of 9.8% of the value of the total outstanding shares; (iii) no person may beneficially or constructively own shares that would result in the Registrant being “closely held” within the meaning of Section 856(h) of the Code or otherwise cause it to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in the Registrant owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Registrant from such tenant would cause the Registrant to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no person may transfer or attempt to transfer shares if such transfer would result in shares being owned beneficially by fewer than 100 persons.

The Registrant’s charter provides that any purported transfer of shares that, if effective, would result in shares being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares, and that if any of the other restrictions on transfer or ownership described above are violated, the shares that, if transferred, would cause the violation will be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries effective on the day before the purported transfer of such shares. The Registrant will designate a trustee of the charitable trust that will not be affiliated with the Registrant or the purported transferee or record holder. The Registrant will also name a charitable organization as beneficiary of the charitable trust. The trustee will receive all distributions on the shares of the Registrant’s capital stock in the same trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the same trust. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the purported transferee prior to the Registrant’s discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if the Registrant has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. The purported transferee will acquire no rights in such shares of capital stock, unless, (x) in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is exempted (prospectively or retroactively) by the Registrant’s board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the purported transferee) that such transfer would not violate the provisions of the Code for the Registrant’s qualification as a REIT or (y) the transfer is exempted in certain other limited situations during the first 29 or 180 days after the end of the first taxable year for which the Registrant intends to elect to qualify for federal income tax treatment as a REIT. In addition, the Registrant’s charter provides that the Registrant may redeem shares upon the terms and conditions specified by the Registrant’s board of directors in its sole discretion if the Registrant’s board of directors determines that ownership or a transfer or other event may violate the restrictions described above. Furthermore, if the transfer to the charitable trust would not be effective for any reason to prevent a violation, attempted transfers in violation of the restrictions described above will be void ab initio.

The trustee will sell the shares of the Registrant’s capital stock to a person whose ownership of shares of its capital stock will not violate the ownership limits. The sale shall be made within 20 days of receiving notice from the Registrant that shares of its capital stock have been transferred to the trust. Upon any such sale, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the charitable trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to the Registrant’s charter. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary. If, prior to the discovery by the Registrant that shares have been transferred to the charitable trustee, such shares are sold by a purported transferee, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive pursuant to the Registrant’s charter, such excess shall be paid to the charitable trustee upon demand.

Shares of the Registrant’s capital stock transferred to the charitable trustee will be deemed to have been offered for sale to the Registrant or its designee at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer to the charitable trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price on the date the Registrant or its designee accept such offer. The Registrant will have the right to accept such offer until the charitable trustee has sold the shares held in the charitable trust. Upon a sale to the Registrant, the interest of the charitable beneficiary in the shares sold will terminate and the charitable trustee will distribute the net proceeds of the sale to the purported transferee. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to the Registrant’s charter. The charitable trustee may pay the amount of such reduction to the charitable beneficiary.

Any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of shares that will or may violate the foregoing restrictions, or any person who would have owned shares that resulted in a transfer to the charitable trust pursuant to the Registrant’s charter, is required to immediately give written notice to the Registrant of such event, or in the case of such a proposed or attempted transaction, give at least 10 business days prior written notice, and shall provide to the Registrant such other information as it may request in order to determine the effect, if any, of such transfer on its status as a REIT.

The ownership limits do not apply to a person or persons which the board of directors has, in its sole discretion, determined to exempt (prospectively or retroactively) from the ownership limit upon appropriate assurances that the Registrant’s qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or Treasury regulations) of the outstanding shares of the Registrant’s capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of the Registrant’s capital stock beneficially owned and other information related to such ownership.

Distributions

The Registrant intends to accrue and continue to make cash distributions on a regular basis. Beginning with the third quarter of 2017, cash distributions have been paid on a monthly basis and are calculated as of monthly record dates. However, the Registrant reserves the right to adjust the periods during which distributions accrue and are paid. For the year ended December 31, 2017, 100.0% of the Registrant’s total gross cash distributions were funded from sources other than cash flows from operating activities, as determined on a basis consistent with generally accepted accounting principles; specifically 63.2% of the Registrant’s total gross cash distributions were paid from cash provided by expense support from the Advisor, and 36.8% of the Registrant’s total gross cash distributions were funded with proceeds from shares issued pursuant to the distribution reinvestment plan. Some or all of the Registrant’s future cash distributions may be paid from sources other than cash flows from operating activities, such as cash flows from financing activities, which include borrowings (including borrowings secured by the Registrant’s assets), proceeds from the issuance of shares pursuant to the distribution reinvestment plan, proceeds from sales of assets, cash resulting from a waiver or deferral of fees otherwise payable to the Advisor or its affiliates (including cash received pursuant to the Expense Support Agreement between the Registrant and the Advisor), interest income from the Registrant’s cash balances, and the net proceeds from primary shares sold in the Registrant’s public offerings. The Registrant has not established a cap on the amount of cash distributions that may be paid from any of these sources. The amount of any cash distributions will be determined by the Registrant’s board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by the Registrant’s board.

Each year, the Registrant must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to the sum of 90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain or loss, 90% of its after-tax net income, if any, from foreclosure property, minus the sum of certain items of non-cash income.

The Registrant will pay federal income tax on taxable income, including net capital gain, that it does not distribute to stockholders. Furthermore, if the Registrant fails to distribute with respect to each year, at least the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain income for such year, and any undistributed taxable income from prior periods, the Registrant will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributes.

Distributions will be authorized at the discretion of the Registrant’s board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by the Registrant’s board. The board’s discretion will be directed, in substantial part, by its obligation to cause the Registrant to comply with the REIT requirements. Because the Registrant may receive income from interest or rents at various times during its fiscal year, and because its board may take various factors into consideration in setting distributions, distributions may not reflect the Registrant’s income earned in any particular distribution period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. The Registrant is authorized to borrow money, issue new securities or sell assets in order to make distributions. There are no restrictions on the ability of the Operating Partnership to transfer funds to the Registrant.  The use of sources other than cash flows from operating activities to fund distributions and the ultimate repayment of any liabilities incurred, as well as the payment of distributions in excess of the Registrant’s funds from operations, could adversely impact the Registrant’s ability to pay distributions in future periods, decrease the amount of cash the Registrant have available for operations and new investments and potentially reduce stockholders overall return and adversely impact and dilute the value of their investment in shares of the Registrant’s common stock, which would be reflected in the Registrant’s NAV per share for each class of the Registrant’s common stock.

Amounts available for distributions will be affected by the Registrant’s expenses, including any fees paid and distributions made to BCI IV Advisors LLC (the “Advisor”) and any of its affiliates. The amounts available for distributions will also be affected by any redemption payments made pursuant to the share redemption program or any distributions made to the holders of the OP Units or Special Units.

The Registrant is not prohibited from distributing securities in lieu of making cash distributions to stockholders, provided that the securities distributed to stockholders are readily marketable. The receipt of marketable securities in lieu of cash distributions may cause stockholders to incur transaction expenses in liquidating the securities. It is not currently intended that the shares of the Registrant’s common stock will be listed on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop. Shares of the Registrant’s common stock are not readily marketable.

In connection with a distribution to its stockholders, the Registrant’s board intends to authorize a monthly distribution of a certain dollar amount per share of its common stock before or on the first day of each calendar quarter for the months in such quarter. The Registrant will then calculate each stockholder’s specific distribution amount for the month using monthly record dates and the distributions will accrue on the first record date after stockholder becomes a record owner of the Registrant’s common stock, subject to the Registrant’s board of directors declaring a distribution for record owners as of such date. The Registrant accrues the amount of declared distributions as a liability on the record date, and such liability will be accounted for when the Registrant determines the NAV.

The ongoing distribution fees payable with respect to Class T shares and Class W shares sold in the primary portion of the Registrant’s initial public offering are allocated on a class-specific basis and borne by all holders of the applicable class. The allocation of ongoing distribution fees on a class-specific basis results in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to the Registrant’s valuation procedures, the class-specific fee allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class could have a different NAV per share. If the NAV of each of the Registrant’s share classes is different, then changes to the Registrant’s assets and liabilities that are allocable based on NAV may also be different for each class.

Distribution Reinvestment Plan

The Registrant’s distribution reinvestment plan allows participants to have their cash distributions attributable to the class of shares owned automatically reinvested in additional shares of the same class. A holder may elect to participate in the distribution reinvestment plan by completing the subscription agreement, the enrollment form or by other written notice to the plan administrator, including an acknowledgment that the current prospectus for the distribution reinvestment plan offering has been made available to the participant. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price in effect on the distribution date. The “transaction price” generally will be equal to the NAV per share of the Registrant’s common stock most recently disclosed by the Registrant, however, the Registrant may offer shares pursuant to a distribution reinvestment plan at a price that the Registrant believes reflects the NAV per share of such stock more appropriately than the most recently disclosed NAV per share, including by updating a previously disclosed transaction price, in cases where the Registrant believes there has been a material change to its NAV per share relative to the most recently disclosed NAV per share. The Registrant will determine NAV on a monthly basis. Further, the Registrant’s board of directors may determine, in its sole discretion, to have any distributions paid in cash without notice to participants, without suspending the plan and without affecting the future operation of the plan with respect to participants. Stockholders do not pay selling commissions, dealer manager fees or distribution fees on shares purchased pursuant to the distribution reinvestment plan.

The Registrant reserves the right to amend any aspect of its distribution reinvestment plan without the consent of the stockholders, provided that notice of any material amendment is sent to participants at least 10 days prior to the effective date of that amendment. The Registrant’s board of directors may amend, suspend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior notice to participants. The Registrant may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants. Participation in the plan may also be terminated by the Registrant with respect to any person to the extent that a reinvestment of distributions in shares of the Registrant’s common stock would cause the share ownership limitations contained in the Registrant’s charter to be violated. Following any termination of the distribution reinvestment plan, all subsequent distributions to stockholders would be made in cash.

If a stockholder elects to participate in the distribution reinvestment plan, the stockholder will be treated as receiving, in lieu of the reinvested cash distribution, a distribution of additional shares of the same class of common stock on which the distribution is made. If the stockholder is subject to federal income taxation, the stockholder will be treated for federal income tax purposes as if he or she has received a dividend, to the extent of the Registrant’s current and accumulated earnings and profits, in an amount equal to the fair value on the relevant distribution date of the shares of the class of common stock purchased with the reinvested distributions, and will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless the Registrant has designated all or a portion of the distribution as a capital gain dividend in which event the appropriate portion of the distribution will be treated as long-term capital gain to the extent the distribution does not exceed the Registrant’s current and accumulated earnings and profits. However, the tax consequences of participating in the Registrant’s distribution reinvestment plan will vary depending upon each participant’s particular circumstances and participants are urged to consult their own tax advisor regarding the specific tax consequences to them of participation in the distribution reinvestment plan.

All material information regarding the distributions to stockholders and the effect of reinvesting the distributions, including tax information with respect to income earned on shares under the plan for the calendar year, will be provided to the stockholders at least annually. Each stockholder participating in the distribution reinvestment plan will have an opportunity to withdraw from the plan at any time after receiving this information. A participant may terminate participation in the distribution reinvestment plan at any time, without penalty, by delivering to the Registrant a written notice. Such notice must be received by the Registrant at least one business day prior to a distribution date in order for a participant’s termination to be effective for such distribution date (i.e., a termination notice will be effective the day after it is received and will not affect participation in the distribution reinvestment plan for any prior date).

The Registrant’s charter requires that all material information regarding the distributions to stockholders and the effect of reinvesting the distributions, including tax consequences, will be provided to the stockholders at least annually. The Registrant’s charter requires that each stockholder participating in the distribution reinvestment plan will have an opportunity to withdraw from the plan at least annually after receiving this information. These charter provisions may not be amended without the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter.

Share Redemption Program

The Registrant expects that there will be no regular secondary trading market for shares of its common stock. While participants should view their investment as long term with limited liquidity, the Registrant has adopted a share redemption program applicable to all shares of its common stock, whereby stockholders who have purchased shares from the Registrant or received their shares through a non-cash transaction, not in the secondary market, may receive the benefit of limited liquidity by presenting for redemption to the Registrant all or any portion of those shares in accordance with the procedures and subject to certain conditions and limitations described below. To the extent the Registrant’s board of directors determines that the Registrant has sufficient available cash for redemptions, the Registrant intends to redeem shares under its share redemption program on a monthly basis; however, the Registrant’s board of directors may determine from time to time to adjust the timing of redemptions or suspend, terminate or otherwise modify the share redemption program as described below.

Due to the illiquid nature of investments in real property, the Registrant may not have sufficient liquid resources to fund redemption requests. In addition, the Registrant has established limitations on the amount of funds it may use for redemptions and the amount of shares that may be redeemed. See “—Redemption Limitations” below.

A stockholder’s request for redemption in accordance with any of the special treatment described below in the event of the death or qualifying disability of a stockholder must be submitted within 18 months of the death of the stockholder or the initial determination of the stockholder’s disability (which the Registrant defines as such term is defined in Section 72(m)(7) of the Code), as further described below.

There is no fee in connection with a redemption of shares of the Registrant’s common stock.

Participants may request that the Registrant redeem shares of common stock directly with the Registrant’s transfer agent. The Registrant will generally adhere to the following procedures relating to the redemption of shares of its common stock:

•                  Under the share redemption program, to the extent the Registrant chooses to redeem shares in any particular month, the Registrant will only redeem shares as of the last calendar day of that month (a “Redemption Date”). Any redemption requests and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. Redemption requests received and processed by the Registrant’s transfer agent will be effected at a redemption price equal to the transaction price on the applicable Redemption Date (which will generally be equal to the most recently disclosed monthly NAV per share), subject to any Early Redemption Deduction. If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests.

•                  A stockholder may withdraw his or her redemption request by notifying the transfer agent, directly or through the stockholder’s financial intermediary, on the Registrant’s toll-free, automated telephone line, (888) 310-9352. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Redemption requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

•                  If a redemption request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the purchase order will be executed, if at all, on the next month’s Redemption Date at the transaction price applicable to that month (subject to any Early Redemption Deduction), unless such request is withdrawn prior to the redemption. Redemption requests received and processed by the Registrant’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day.

•                  Redemption requests may be made by mail, subject to certain conditions described below. If making a redemption request by mail to the transfer agent, stockholders must complete and sign a redemption authorization form, which is available on the Registrant’s website. Written requests should be sent to the transfer agent at the following address:

For regular mail:	For overnight deliveries:

DST Systems, Inc. PO Box 219079 Kansas City, Missouri 64121-9079	DST Systems, Inc. 430 West 7th Street, Suite 219079 Kansas City, Missouri 64105

Toll Free Number: (888) 310-9352

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A signature guarantee may be required.

•                  For processed redemptions, stockholders may request that redemption proceeds are to be paid by mailed check provided that the amount is less than $100,000 and the check is mailed to an address on file with the transfer agent for at least 30 days.

•                  Processed redemptions of more than $100,000 will be paid only via ACH or wire transfer. For this reason, stockholders who own more than $100,000 of the Registrant’s common stock must provide bank instructions for their brokerage account or designated U.S. bank account. Stockholders who own less than $100,000 of the Registrant’s common stock may also receive redemption proceeds via ACH or wire transfer, provided the payment amount is at least $2,500. For all redemptions paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating the bank or brokerage account on file. Funds will be sent only to

U.S. financial institutions (ACH network members).

•                  A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions which are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Registrant reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or transaction request. The Registrant may require a medallion signature guarantee if, among other reasons: (1) the amount of the redemption request is over $500,000; (2) stockholder wishes to have redemption proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than their address of record for the past 30 days; or (3) the Registrant’s transfer agent cannot confirm the stockholder’s identity or suspects fraudulent activity.

•                  In connection with a request for redemption, the requesting stockholder or his or her estate, heir or beneficiary will be required to certify to the Registrant that the stockholder either (1) acquired the shares to be redeemed directly from the Registrant and no direct or indirect transfer of the shares has occurred since the stockholder acquired the shares from the Registrant, or (2) acquired the shares from the original stockholder, directly or indirectly, by way of one or more transactions that were not for cash (or other consideration) in connection with a non-taxable transaction, not in the secondary market.

•                  If a stockholder has made multiple purchases of shares of the Registrant’s common stock, any redemption request will be processed on a first in/first out basis unless otherwise requested in the redemption request.

•                  If the Registrant receives a request from a stockholder for redemption of all of the stockholder’s shares of the Registrant’s common stock and the stockholder is a participant in the Registrant’s distribution reinvestment plan, the Registrant will terminate the stockholder’s participation in the distribution reinvestment plan.

Minimum Account Redemptions

In the event that any stockholder fails to maintain the minimum balance of $2,000 of shares of the Registrant’s common stock, the Registrant may redeem all of the shares held by that stockholder at the redemption price in effect on the date the Registrant determines that the stockholder has failed to meet the minimum balance, less any Early Redemption Deduction. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Registrant’s NAV. Minimum account redemptions are subject to an Early Redemption Deduction.

Redemption Limitations

The Registrant may redeem fewer shares than have been requested to be redeemed in any particular month, or none at all, in its discretion at any time, including due to the total amount of shares requested for redemption being in excess of the limits described below, the lack of readily available funds because of market conditions, the need to maintain liquidity for operations or because the Registrant’s board of directors has determined that investing in real property or other illiquid investments is a better use of the Registrant’s capital than redeeming its shares. In the event that the Registrant determines to redeem some but not all of the shares submitted for redemption during any month for any of the foregoing reasons, shares submitted for redemption during such month will be redeemed on a pro rata basis. The portion of any unfulfilled redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption program, as applicable. Any determination to redeem fewer shares than have been requested to be redeemed may be made immediately prior to the applicable Redemption Date, and will be disclosed subsequently to prospective investors and stockholders in periodic prospectus supplements and/or current or periodic reports filed by the Registrant, or more frequently as required by applicable securities laws. In addition, any determination to redeem fewer shares than have been requested to be redeemed under the share redemption program will not affect any determinations that may be made by the Registrant’s board of directors regarding requests by holders of OP Units for redemption of their OP Units pursuant to the Operating Partnership Agreement. Set forth below is a description of the limitations on redemptions pursuant to the share redemption program.

Under the share redemption program, the Registrant may redeem during any calendar month shares whose aggregate value

(based on the price at which the shares are redeemed) is 2% of the Registrant’s aggregate NAV as of the last calendar day of the previous quarter and during any calendar quarter whose aggregate value (based on the price at which the shares are redeemed) is up to 5% of the Registrant’s aggregate NAV as of the last calendar day of the prior calendar quarter. During a given quarter, if in each of the first two months of such quarter the 2% redemption limit is reached and stockholders’ redemptions are reduced pro rata for such months, then in the third and final month of that quarter, the applicable limit for such month will likely be less than 2% of the Registrant’s aggregate NAV as of the last calendar day of the previous month because the redemptions for that month, combined with the redemptions in the previous two months, cannot exceed 5% of the Registrant’s aggregate NAV as of the last calendar day of the prior calendar quarter.

Sources of Funds for Redemptions

The Registrant may, in the Advisor’s discretion, after taking the interests of the company as a whole and the interests of the remaining stockholders into consideration, use proceeds from any available sources at the Registrant’s disposal to satisfy redemption requests, subject to the limitation on the amount of funds the Registrant may use described above under “—Redemption Limitations.” Potential sources of funding for redemptions pursuant to the share redemption program include, but are not limited to, cash on hand, cash available from borrowings, cash from the sale of shares of the Registrant’s common stock and cash from liquidations of investments, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders, purchases of real property, debt-related or other investments or redemption of OP Units.

Because the Registrant’s assets may consist of properties that cannot generally be readily liquidated on short notice without impacting the Registrant’s ability to realize full value upon their disposition, the Registrant intends to maintain a number of sources of liquidity including (i) cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities and liquid real estate-related securities and (ii) one or more borrowing facilities. The Registrant may fund redemptions from any available source of funds, including operating cash flows, borrowings, proceeds from this offering and/or sales of its assets.

Material Modification, Suspension and Termination

As described above, should redemption requests, in the Registrant’s judgment, place an undue burden on its liquidity, adversely affect its operations or risk having an adverse impact on the company as a whole, or should the Registrant otherwise determine that investing its liquid assets in real properties or other illiquid investments rather than repurchasing the Registrant’s shares is in the best interests of the company as a whole, the Registrant may choose to redeem fewer shares in any particular month than have been requested to be redeemed, or none at all. Further, the Registrant’s board of directors may modify, suspend or terminate its share redemption program if it deems such action to be in the Registrant’s best interest and the best interest of the Registrant’s stockholders. Material modifications to the share redemption program, including, without limitation, any amendment to the limitations on redemptions, as well as the suspension or termination of the share redemption program will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current or periodic report filed by the Registrant. Material modifications will also be disclosed on the Registrant’s website. In addition, the Registrant may determine to suspend the share redemption program due to regulatory changes, changes in law or if the Registrant becomes aware of undisclosed material information that the Registrant believes should be publicly disclosed before shares are redeemed. Once the share redemption program has been suspended, the Registrant’s board of directors must affirmatively authorize the recommencement of the program before stockholder requests will be considered again. The share redemption program will be immediately terminated if the Registrant’s shares of common stock are listed on a national securities exchange or if a secondary market is otherwise established. Any modification, suspension or termination of the share redemption program will not affect the rights of holders of OP Units to cause the Registrant to redeem their OP Units pursuant to the Operating Partnership Agreement.

Early Redemption Deduction

There is no minimum holding period under the share redemption program and holders of shares of the Registrant’s common stock can request that the Registrant redeem their shares at any time. However, subject to limited exceptions, shares of the Registrant’s common stock that have not been outstanding for at least one year will be redeemed at 95% of the transaction price. This deduction is referred to as an Early Redemption Deduction. An Early Redemption Deduction will not be applied to Class I shares that have been outstanding for at least one year.

Any Early Redemption Deduction will inure indirectly to the benefit of the remaining stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in the Registrant’s common stock. The Registrant may, from time to time, waive an Early Redemption Deduction in the following circumstances:

•                  redemptions resulting from death or qualifying disability;

•                  in the event that a stockholder’s shares are redeemed because the stockholder has failed to maintain the $2,000 minimum account balance;

•                  or with respect to shares purchased through the Registrant’s distribution reinvestment plan or received from the Registrant as a stock dividend.

In addition, an Early Redemption Deduction may not apply to transactions initiated by the trustee or advisor to a donor-advised charitable gift fund, collective trust fund, common trust fund, fund of fund(s) or other institutional accounts, strategy funds or programs if the Registrant determines, in its sole discretion, such account, fund or program has an investment strategy or policy that is reasonably likely to control short-term trading. Further, shares of the Registrant’s common stock may be sold to certain employer sponsored plans, bank or trust company accounts and accounts of certain financial institutions or intermediaries for which the Registrant may not apply an Early Redemption Deduction to the underlying stockholders, often because of administrative or systems limitations. An Early Redemption Deduction also will not apply to shares taken by the Advisor or Sponsor in lieu of fees or expense reimbursements under the Advisory Agreement or Operating Partnership Agreement, though such shares shall not be eligible for redemption under the program until six months after their issue date.

Redemptions In the Event of Death or Disability

As set forth above, the Registrant may waive certain of the terms and requirements of the share redemption program in respect of the redemption of shares resulting from the death of a stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust. The Registrant must receive the written redemption request within 18 months after the death of the stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death of a stockholder. Such a written request must be accompanied by a certified copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to have the shares redeemed may be made if either of the registered holders dies. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon death does not apply.

Furthermore, as set forth above, the Registrant may waive certain of the terms and requirements of the share redemption program in respect of the redemption of shares held by a stockholder who is a natural person who is deemed to have a qualifying disability (as such term is defined in Section 72(m)(7) of the Code), subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder. The Registrant must receive the written redemption request within 18 months of the initial determination of the stockholder’s disability in order for the stockholder to rely on any of the waivers described above that may be granted in the event of the disability of a stockholder. If spouses are joint registered holders of shares, the request to have the shares redeemed may be made if either of the registered holders acquires a qualifying disability. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon disability does not apply.

Items of Note

When stockholders make a request to have shares redeemed, they should note the following:

•                  if they are requesting that some but not all of their shares be redeemed, they need to keep their balance above $2,000 to avoid minimum account redemption, if applicable;

•                  they will not receive interest on amounts represented by uncashed redemption checks;

•                  under applicable anti-money laundering regulations and other federal regulations, redemption requests may be suspended, restricted or canceled and the proceeds may be withheld; and

•                  all shares of the Registrant’s common stock requested to be redeemed must be beneficially owned by the stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Registrant may ask the requesting party to provide evidence satisfactory to the Registrant that the shares requested for redemption are not subject to any liens or encumbrances. If the Registrant determines that a lien exists against the shares, the Registrant will not be obligated to redeem any shares subject to the lien.

IRS regulations require the Registrant to determine and disclose on Form 1099-B the adjusted cost basis for shares of its stock sold or redeemed. Although there are several available methods for determining the adjusted cost basis, unless stockholders elect otherwise, which they may do by checking the appropriate box on the redemption form or calling the Registrant’s customer service number at (888) 310-9352, the Registrant will utilize the first-in-first-out method.

The federal income tax consequences to stockholders of participating in the share redemption program will vary depending upon their particular circumstances, and stockholders are urged to consult their own tax advisor regarding the specific tax consequences to them of participation in the share redemption program.

Stockholders will not relinquish their shares until the Registrant redeems them. The shares the Registrant redeems under the share redemption program will be cancelled and will have the status of authorized but unissued shares. The Registrant will not resell such shares to the public unless such sales are first registered with the SEC under the Securities Act and under appropriate state securities laws or are exempt under such laws.

The transaction price approved by the Registrant’s board of directors in the future may be higher or lower than the most recently disclosed transaction price. The transaction price is not a representation, warranty or guarantee that (i) a stockholder would be able to realize such per share amount if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to such per share amount upon the Registrant’s liquidation or sale; (iii) shares of the Registrant’s common stock would trade at such per share amount on a national securities exchange; or (iv) a third party would offer such per share amount in an arm’s-length transaction to purchase all or substantially all of the Registrant’s shares of common stock.

Mail and Telephone Instructions

The Registrant and the transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized stockholder transactions if they reasonably believe that such instructions were genuine. The Registrant and the transfer agent have established reasonable procedures to confirm that instructions are genuine including requiring the stockholder to provide certain specific identifying information on file and sending written confirmation to stockholders of record no later than five days following execution of the instruction. Stockholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the stockholder, or its agent, should contact the transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve the Registrant and the transfer agent of any liability with respect to the discrepancy.

Liquidity Events

The purchase of shares of the Registrant’s common stock is intended to be a long-term investment and the Registrant does not anticipate that a secondary trading market will develop. Therefore, it will be very difficult for participants to sell their shares of common stock promptly or at all, and any such sales may be made at a loss.

On a limited basis, participants may be able to have shares redeemed through the Registrant’s share redemption program. However, in the future the Registrant may also consider various Liquidity Events, including but not limited to:

•                  Listing the Registrant’s common stock on a national securities exchange (or the receipt by the Registrant’s stockholders of securities that are listed on a national securities exchange in exchange for the Registrant’s common stock);

•                  The Registrant’s sale, merger or other transaction in which its stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company; and

•                  A sale of all or substantially all of the Registrant’s assets where its stockholders either receive, or have the option to receive, cash or other consideration.

The Registrant presently intends to consider alternatives for effecting a Liquidity Event for its stockholders beginning generally after seven years following the investment of substantially all of the net proceeds from all offerings made by it. Although the Registrant’s intention is to seek a Liquidity Event generally within seven to 10 years following the investment of substantially all of the net proceeds from all offerings made by it, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. Alternatively, the Registrant may seek to complete a Liquidity Event earlier than seven years following the investment of substantially all of the net proceeds from all offerings made by it. For purposes of the time frame for seeking a Liquidity Event, investment of “substantially all” of the net proceeds means the equity investment of 90% or more of the net proceeds from all offerings made by it.

Business Combinations

Under the Maryland General Corporation Law, certain business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the Maryland General Corporation Law if the board of directors approved in advance the transaction by which the person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board.

After the five-year prohibition, any such business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, the Registrant’s board of directors has exempted any business combination involving the Registrant and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between the Registrant and any person. As a result, any person may be able to enter into business combinations with the Registrant that may not be in the best interest of the Registrant’s stockholders, without compliance with the super majority vote requirements and other provisions of the statute.

Should the Registrant’s board of directors opt in to the business combination statute, it may discourage others from trying to acquire control of the Registrant and increase the difficulty of consummating any offer.

Control Share Acquisitions

The Maryland General Corporation Law provides that a holder of Control Shares of a Maryland corporation acquired in a Control Share acquisition have no voting rights with respect to such shares except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control Shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:

•                  One-tenth or more but less than one-third;

•                  One-third or more but less than a majority; or

•                  A majority or more of all voting power.

Control Shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “Control Share acquisition” means the acquisition of issued and outstanding Control Shares. Once a person who has made or proposes to make a Control Share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the Registrant’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the Control Shares at the meeting or if the acquiring person does not deliver an “Acquiring Person Statement” for the Control Shares as required by the statute, the corporation may redeem any or all of the Control Shares for their fair value, except for Control Shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the Control Shares, and is to be determined as of the date of any meeting of stockholders at which the voting rights for Control Shares are considered and not approved, or, if no such meeting is held, as of the date of the last Control Share acquisition by the acquirer.

If voting rights for Control Shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the Control Share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a Control Share acquisition.

The Control Share acquisition statute does not apply to shares of stock acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the Maryland General Corporation Law, the Registrant has provided in its bylaws that the Control Share provisions of the Maryland General Corporation Law will not apply to any acquisition by any person of shares of the Registrant’s stock, but the Registrant’s board of directors retains the discretion to change this provision in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law, or “Subtitle 8,” permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•                  A classified board;

•                  A two-thirds vote requirement for removing a director;

•                  A requirement that the number of directors be fixed only by vote of the directors;

•                  A requirement that a vacancy on the board be filled only by the remaining directors and, if the board is classified, for the remainder of the full term of the class of directors in which the vacancy occurred; and

•                  A majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Pursuant to Subtitle 8, the Registrant has elected to provide that vacancies on its board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Registrant’s charter and bylaws unrelated to Subtitle 8, the Registrant vests in its board of directors the exclusive power to fix the number of directorships provided that the number is not less than three. The Registrant has not elected to be subject to the other provisions of Subtitle 8.

Restrictions on Roll-Up Transactions

In connection with a proposed “roll-up transaction,” which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of the Registrant and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, the Registrant will obtain an appraisal of all of its assets from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with the Advisor or directors and must be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or other assets of the type held by the Registrant. If the appraisal will be included in a prospectus used to offer the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, the appraisal will be filed with the SEC and the states in which the securities are being registered as an exhibit to the registration statement for the offering. The Registrant’s assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the Registrant’s assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for the Registrant’s benefit and the benefit of its stockholders. The Registrant will include a summary of the independent appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with a proposed roll-up transaction.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to common stockholders who vote against the proposal a choice of:

•                  accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or

•                  one of the following:

•                  remaining stockholders and preserving their interests in the Registrant on the same terms and conditions as existed previously; or

•                  receiving cash in an amount equal to their pro rata share of the appraised value of the Registrant’s net assets.

The Registrant is prohibited from participating in any proposed roll-up transaction:

•                  which would result in common stockholders having democracy voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in the Registrant’s charter, including rights with respect to the election and removal of directors, annual and special meetings, amendment of the charter and the Registrant’s dissolution;

•                  which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;

•                  in which the Registrant’s common stockholders’ rights to access of records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in the Registrant’s charter and described in “—Meetings, Special Voting Requirements and Access to Records” above; or

•                  in which the Registrant would bear any of the costs of the roll-up transaction if the Registrant’s common stockholders reject the roll-up transaction.

Advance Notice of Director Nominations and New Business

The Registrant’s bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholder may be made only (i) pursuant to the Registrant’s notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in the Registrant’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) by or at the direction of the board of directors or (ii) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

Forum for Certain Litigation

The Registrant’s bylaws provide that the Circuit Court for Baltimore City, Maryland, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Registrant’s behalf, (ii) any action asserting a claim of breach of any duty owed by any director or officer or employee of the Registrant to the Registrant or to its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law or the Registrant’s charter or bylaws, or (iv) any action asserting a claim that is governed by the internal affairs doctrine, and any record or beneficial stockholder of the Registrant who commences such an action shall cooperate in a request that the action be assigned to the court’s Business and Technology Case Management Program.

Reports to Stockholders

The Registrant’s charter requires that it prepare an annual report and deliver it to the Registrant’s stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

•                  Financial statements which are prepared in accordance with GAAP (or the then required accounting principles) and are audited by the Registrant’s independent registered public accounting firm;

•                  The ratio of the costs of raising capital during the year to the capital raised;

•                  The aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any affiliate of the Advisor by the Registrant or third parties doing business with the Registrant during the year;

•                  The Registrant’s total operating expenses for the year, stated as a percentage of its average invested assets and as a percentage of its net income;

•                  A report from the independent directors that the Registrant’s policies are in the best interests of its stockholders and the basis for such determination; and

•                  Separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Registrant and the Advisor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

Item  5.                       Interests of Named Experts and Counsel.

Not applicable.

Item 6.                          Indemnification of Directors and Officers.

The Registrant’s charter, subject to certain limitations, will limit the personal liability of its stockholders, directors and officers for monetary damages. The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the Maryland General Corporation Law requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful. Under the Maryland General Corporation Law, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter provides that it will generally indemnify and advance expenses to its directors, its officers, the Advisor and its affiliates for losses they may incur by reason of their service in those capacities. In addition, the Registrant expects to indemnify and advance expenses to its employees and agents for losses or liabilities suffered by them by reason of their service in those capacities. However, notwithstanding the above provisions of the Maryland General Corporation Law, the Registrant’s charter provides that its directors, the Advisor and its affiliates (the “Indemnitees”) will be indemnified by the Registrant for losses or liabilities suffered by them or held harmless for losses or liabilities suffered by the Registrant only if all of the following conditions are met: (i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the Registrant’s best interests, (ii) the Indemnitee was acting on the Registrant’s behalf or performing services for the Registrant, (iii) in the case that the Indemnitee is a related director, the Advisor or an affiliate of the Advisor, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification or in the case that the Indemnitee is an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification, and (iv) the indemnification or agreement to hold harmless is recoverable only out of the Registrant’s net assets and not from its stockholders.

In addition, the Registrant will not provide indemnification to an Indemnitee for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Registrant were offered or sold as to indemnification for violation of securities laws.

The Registrant may advance funds to directors, the Advisor and its affiliates for legal expenses and other costs incurred as a result of the legal action for which indemnification is being sought only if all of the following conditions are met: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Registrant; (ii) the party seeking such advancement has provided the Registrant with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification; (iii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iv) the party seeking indemnification undertakes to repay the advanced funds to the Registrant, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

The Registrant has entered into indemnification agreements with certain of its officers and directors. The indemnification agreements require, among other things, that, subject to certain limitations, the Registrant indemnifies its officers and directors and advances to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, the Registrant must indemnify and advance all expenses incurred by its officers and directors seeking to enforce their rights under the indemnification agreements. The Registrant also covers officers and directors under its directors’ and officers’ liability insurance. The indemnification agreements that the Registrant enters into with its officers and directors will require that in the event of a change in control of the Registrant, it will use commercially reasonable efforts to maintain in force any directors’ and officers’ liability insurance policies in effect immediately prior to the change in control for a period of six years.

To the extent that the indemnification may apply to liabilities arising under the Securities Act, the Registrant has been advised that, in the opinion of the SEC, as well as certain states, such indemnification is contrary to public policy and, therefore, unenforceable pursuant to Section 14 of the Securities Act.

The general effect to investors of any arrangement under which any of the Registrant’s controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from the Registrant’s payment of premiums associated with insurance or any indemnification for which the Registrant does not have adequate insurance.

The Advisory Agreement and agreements with affiliates who perform other services for the Registrant will contain similar indemnification provisions. As a result, the Registrant and the Registrant’s stockholders may be entitled to a more limited right of action than the Registrant would otherwise have if these indemnification rights were not included in such agreements. Indemnification may reduce the legal remedies available to the Registrant and the Registrant’s stockholders against the indemnified individuals.

Item  7.                       Exemption From Registration Claimed.

Not applicable.

Item 8.                          Exhibits.

Exhibit No.	Description

4.1

Third Amended and Restated Distribution Reinvestment Plan. Incorporated by reference to Exhibit 4.2 to the Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 3 to Form S-11 (File No. 333-200594) filed with the SEC on July 3, 2017.

4.2	Share Redemption Program, effective as of November 1, 2017. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 2, 2017.

5.1*	Opinion of Ballard Spahr LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Ballard Spahr LLP (contained in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney of certain signatories. Incorporated by reference to the signature page to this Registration Statement on Form S-8.

99.1*	Equity Incentive Plan of Black Creek Industrial REIT IV Inc, effective July 1, 2016.

99.2*	Consent of Altus Group U.S., Inc.

*         Filed herewith.

Item 9.                          Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on December 14, 2018.

BLACK CREEK INDUSTRIAL REIT IV INC.

By:	/s/ DWIGHT L. MERRIMAN III
Dwight L. Merriman III Managing Director, Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Black Creek Industrial REIT IV INC., a Maryland corporation, which is filing a registration statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 hereby constitutes and appoints Dwight L. Merriman, Thomas G. McGonagle and Joshua J. Widoff, or either of them, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DWIGHT L. MERRIMAN III	Managing Director, Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2018
Dwight L. Merriman III

/s/ EVAN H. ZUCKER	Chairman of the Board of Directors and Director	December 14, 2018
Evan H. Zucker

/s/ THOMAS G. McGONAGLE	Managing Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2018
Thomas G. McGonagle

/s/ MARSHALL M. BURTON	Director	December 14, 2018
Marshall M. Burton

/s/ CHARLES B. DUKE	Director	December 14, 2018
Charles B. Duke

/s/ STANLEY A. MOORE	Director	December 14, 2018
Stanley A. Moore

/s/ JOHN S. HAGESTAD	Director	December 14, 2018
John S. Hagestad